Exhibit 99.1

FOR IMMEDIATE DISTRIBUTION

Contact:	Mike Harlan CEO, President, and Director Phone: 973-602-1001

BREEZE-EASTERN ELECTS NELSON OBUS TO THE BOARD OF DIRECTORS

Whippany, New Jersey – February 1, 2012 – Breeze-Eastern Corporation (NYSE Amex: BZC, the “Company”) today reported that effective January 30, Nelson Obus has been elected as a new Director of the Company, replacing William Alderman, who has resigned from the Board. In addition, the Board has amended its bylaws to reduce the Board size to seven Directors.

Mr. Alderman resigned because of increasing time commitments to the clients of his M&A advisory business, Alderman & Company®. There were no disagreements between the Company and Mr. Alderman on any matter relating to the Company’s operations, policies or practices. Mr. Robert Kelly, Chairman of the BZC Board, commented, “During his tenure, Bill brought industry insight, practical wisdom, and wonderful enthusiasm to our Board. Although we respect his decision, we will miss him and all that he contributed.”

After due consideration by both the Nominating and Governance Committee and the full Board, Mr. Obus was unanimously elected to the Board. Mr. Obus is co-manager of the Wynnefield Partners Small Cap Value L.P. fund, one of the Company’s largest shareholders. Mr. Obus currently also serves on the Boards of Layne Christensen Co., the Stonybrook—Millstone Watershed Association, the Princeton Historical Society, and Gilman and Ciocia, Inc., a financial organization. Mr. Kelly commented, “ We welcome Nelson to the Company’s Board and appreciate his willingness to serve.”

Breeze-Eastern Corporation (http://www.breeze-eastern.com) is the world’s leading designer and manufacturer of high performance lifting and pulling devices for military and civilian aircraft, including rescue hoists, winches and cargo hooks, and weapons-lifting systems. The Company employs approximately 180 people at its facilities in Whippany, New Jersey.

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35 Melanie Lane  —  Whippany  —  New Jersey 07981

Tel: (973) 602-1001  —  Fax: (973) 739-9333  —  www.breeze-eastern.com